EX-16.12

Stradley Ronon Stevens & Young, LLP 2005 Market Street, Suite 2600 Philadelphia, PA 19103 Telephone 215.564.8000 Fax 215.564.8120 www.stradley.com

August 23, 2021

Board of Trustees
Wilmington Funds
1100 North Market Street, 9th Floor
Wilmington, DE 19890

Re:
Plan of Reorganization (“Plan”) made as of June 3, 2021, by Wilmington Funds, a Delaware statutory trust (“Trust”), on behalf of its series: (i) Wilmington Intermediate Fund (“Acquired Fund”) and (ii) Wilmington Broad Market Bond Fund (“Acquiring Fund”)

Ladies and Gentlemen:

You have requested our opinion concerning certain federal income tax consequences of the reorganization of the Acquired Fund, which will consist of: (i) the transfer of substantially all of the Assets of Acquired Fund in exchange for the corresponding class of shares of Acquiring Fund (“Acquiring Fund Shares”); (ii) the assumption by Acquiring Fund of all of the liabilities (as set forth in paragraph 1.3 of the Plan) of Acquired Fund; (iii) the distribution of each class of Acquiring Fund Shares to the holders of the corresponding class of shares of Acquired Fund; and (iv) the liquidation of Acquired Fund, all upon the terms and conditions set forth in the Plan (the “Reorganization”). Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Plan.
In rendering our opinion, we have reviewed and relied upon:  (a) a copy of the executed Plan, dated as of June 3, 2021; (b) the Prospectus/Information Statement provided to shareholders of the Acquired Fund as filed with the SEC on July 15, 2021; (c) certain representations concerning the Reorganization made to us by the Trust, on behalf of the Acquiring Fund and the Acquired Fund, in a letter dated as of the date hereof (the “Representation Letter”); (d) all other documents, financial and other reports and corporate minutes we deemed relevant or appropriate; and (e) such statutes, regulations, rulings and decisions as we deemed material in rendering this opinion.
For purposes of this opinion, we have assumed that the Acquired Fund and Acquiring Fund, on the Closing Date of the Reorganization, satisfy, and immediately following the Closing Date of the Reorganization, the Acquired Fund and Acquiring Fund will each continue to satisfy, the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as regulated investment companies.
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A Pennsylvania Limited Liability Partnership

Board of Trustees, Wilmington Funds
August 23, 2021

Based on the foregoing, and provided the Reorganization is carried out in accordance with the applicable laws of the State of Delaware, the terms of the Plan, and the statements in the Representation Letter, it is our opinion that for federal income tax purposes:

1. The acquisition by the Acquiring Fund of all of the Assets of the Acquired Fund in exchange for the Acquiring Fund shares (less any cash paid in lieu of fractional shares, if any) and the assumption by the Acquiring Fund of the Liabilities of the Acquired Fund, followed by the distribution by the Acquired Fund to its shareholders of the Acquiring Fund shares and cash in lieu of fractional shares, if any, in complete liquidation of the Acquired Fund, will qualify as a reorganization within the meaning of Section 368(a)(1)(C) of the Code, and the Acquired Fund and Acquiring Fund each will be a “party to the reorganization” within the meaning of Section 368(b) of the Code.
2. No gain or loss will be recognized by the Acquired Fund upon the transfer of all of its Assets to, and assumption of its Liabilities, by the Acquiring Fund in exchange solely for the Acquiring Fund shares pursuant to Sections 361(a) and 357(a) of the Code.
3. No gain or loss will be recognized by the Acquiring Fund upon the receipt by it of all of the Assets of the Acquired Fund in exchange solely for the Acquiring Fund shares and the assumption by the Acquiring Fund of the Liabilities of the Acquired Fund pursuant to Section 1032(a) of the Code.
4. No gain or loss will be recognized by the Acquired Fund upon the distribution of the Acquiring Fund’s shares to its shareholders in complete liquidation of the Acquired Fund pursuant to Section 361(c)(1) of the Code.
5. The tax basis of the Assets of the Acquired Fund received by the Acquiring Fund will be the same as the tax basis of the Assets to the Acquired Fund immediately prior to the exchange pursuant to Section 362(b) of the Code.
6. The holding periods of the Assets of the Acquired Fund received by the Acquiring Fund will include the periods during which such Assets were held by the Acquired Fund pursuant to Section 1223(2) of the Code.
7. No gain or loss will be recognized by the shareholders of the Acquired Fund upon the exchange of their Acquired Fund shares for the Acquiring Fund shares, except with respect to cash in lieu of fractional shares, if any, pursuant to Section 354(a) of the Code.
8. The aggregate tax basis of the Acquiring Fund shares received by a shareholder of the Acquired Fund will be the same as the aggregate tax basis of the Acquired Fund shares exchanged therefor pursuant to Section 358(a)(1) of the Code.
9. The holding period of the Acquiring Fund shares received by a shareholder of the Acquired Fund will include the holding period of the Acquired Fund shares exchanged therefor,

Board of Trustees, Wilmington Funds
August 23, 2021

provided that the shareholder held such Acquired Fund as a capital asset on the date of the Reorganization pursuant to Section 1223(1) of the Code.

10. For purposes of Section 381 of the Code, the Acquiring Fund will succeed to and take into account, as of the date of the transfer as defined in Section 1.381(b)-1(b) of the regulations issued by the United States Department of the Treasury (the “Income Tax Regulations”), the items of the Acquired Fund described in Section 381(c) of the Code as if there had been no Reorganization, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code, if applicable, and the Income Tax Regulations promulgated thereunder.
Notwithstanding anything to the contrary herein, we express no opinion as to the effect of the Reorganization on the Acquired Fund, the Acquiring Fund or any Acquired Fund shareholders with respect to any asset as to which any gain or loss is required to be recognized for federal income tax purposes regardless of whether such transfer would otherwise be a nonrecognition transaction under the Code.

Our opinion is based upon the Code, the applicable Income Tax Regulations, the present positions of the Internal Revenue Service (the “Service”) as are set forth in published revenue rulings and revenue procedures, present administrative positions of the Service, and existing judicial decisions, all of which are subject to change either prospectively or retroactively.  We do not undertake to make any continuing analysis of the facts or relevant law following the date of the Reorganization.

Our opinion is conditioned upon the performance by the Trust, on behalf of the Acquiring Fund and the Acquired Fund, of the undertakings in the Plan and the Representation Letter. Except as expressly set forth above, we express no other opinion to any party as to the tax consequences, whether federal, state, local or foreign, with respect to (i) the Reorganization or any transaction related to or contemplated by such Reorganization (or incident thereto) or (ii) the effect, if any, of the Reorganization on any other transaction and/or the effect, if any, of any such other transaction on the Reorganization.

We hereby consent to the use of this opinion as an exhibit to the registration statement of the Acquiring Fund on Form N-14, and any amendments thereto, covering the registration of the Acquiring Fund shares under the Securities Act of 1933, as amended, to be issued in the Reorganization.

                    Very truly yours,

                    /s/ Stradley Ronon Stevens & Young, LLP [CCS]

                     STRADLEY RONON STEVENS & YOUNG, LLP